Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Mitch Gellman
Director of Investor Relations
949-260-8328
ir@simpletech.com

SimpleTech, Inc. Announces Pricing of Follow-On Offering

SANTA ANA, Calif., October 24, 2003 – SimpleTech, Inc. (Nasdaq: STEC) today announced a public offering of 10,000,000 shares of common stock at a price to the public of $7.00 per share. Of these shares, 7,500,000 shares will be offered by the Company and 2,500,000 shares will be offered by certain selling shareholders. The Company and the selling shareholders have granted the underwriters an option to purchase up to an additional 1,500,000 shares solely to cover over-allotments, if any. Lehman Brothers Inc. managed the offering. Needham & Company, Inc., Thomas Weisel Partners LLC and The Seidler Companies Incorporated served as co-managing underwriters.

A registration statement relating to the 11,500,000 shares of common stock being offered in this public offering was filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering may be obtained from the offices of Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 631-254-7106, fax: 631-254-7268, Email:niokioh_wright@adp.com.

About SimpleTech

SimpleTech, Inc. designs, manufactures and markets custom and open-standard memory solutions based on Flash memory and DRAM technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives.